Exhibit 4.1

UNITEDHEALTH GROUP INCORPORATED

$500,000,000 4.875% Notes due March 15, 2015

Officers’ Certificate and Company Order

     Pursuant to the Senior Debt Securities Indenture dated as of November 15, 1998, as amended by an Amendment to Indenture dated November 6, 2000 (collectively, the “Indenture”), between UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), and The Bank of New York, as Trustee (the “Trustee”) and resolutions adopted by the Company’s Board of Directors on February 3, 2004, this Officers’ Certificate and Company Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Indenture, to establish the form of the Securities of such series in accordance with Section 201 of the Indenture, to request the authentication and delivery of the Securities of such series pursuant to Section 303 of the Indenture and to comply with the provisions of Section 104 of the Indenture. This Officers’ Certificate and Company Order shall be treated for all purposes under the Indenture as a supplemental indenture thereto.

     All conditions precedent provided for in the Indenture relating to (i) the establishment of a series of Securities, (ii) the establishment of the form of Securities of such series and (iii) the procedures for authentication and delivery of such series of securities have been complied with.

     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

     A. Establishment of a series of Securities pursuant to Section 301 of the Indenture.

     There is hereby established pursuant to Section 301 of the Indenture a series of Securities which shall have the following terms:

     (1) The Securities shall bear the title “4.875% Notes due March 15, 2015” (referred to herein as the “Notes”).

     (2) The aggregate principal amount of the Notes to be issued pursuant to this Officers’ Certificate and Company Order shall be limited to $500,000,000 except for (a) Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 1007 or 1205 of the Indenture, (b) Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder and (c) any Securities of this series which are issued in the manner contemplated by paragraph 18 hereof.

     (3) Interest will be payable to the Person in whose name a Note (or any Predecessor Security) is registered at the close of business on the Regular Record Date (as defined below) immediately preceding each Interest Payment Date (as defined below). In the event that a payment of principal or interest is due on a date that is not a Business Day (as defined below), the related payment of principal or interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or date of Maturity, as the case may be. “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

     (4) The Stated Maturity Date of the Notes shall be March 15, 2015.

     (5) (A) The Notes shall bear interest at the rate of 4.875% per annum (based upon a 360-day year of twelve 30-day months), from March 7, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually on March 15 and September 15 in each year, commencing September 15, 2005, until the principal thereof is paid or made available for payment. Each such March 15 and September 15 shall be an “Interest Payment Date” for the Notes, and each March 1 and September 1 (whether or not a Business Day), as the case may be, immediately preceding an Interest Payment Date for the Notes shall be the “Regular Record Date” for the interest payable on such Interest Payment Date.

     (B) The provision related to interest on overdue principal in Section 501 of the Indenture shall not be applicable to the Notes.

     (6) Principal of (and premium, if any) and interest on the Notes will be payable, and, except as provided in Section 305 of the Indenture with respect to a Global Security (as defined below), the transfer of the Notes will be registrable and Notes will be exchangeable for notes bearing identical terms and provisions at the corporate trust office of The Bank of New York, in the City of New York, New York, provided, however, that payment of principal or interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register.

     (7) The Notes will be redeemable as follows:

     The Notes will be subject to redemption, in whole or in part at any time before their Stated Maturity, at the option of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (excluding the portion of any such interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 12.5 basis points, plus, in each case, accrued and unpaid interest to the Redemption Date. For this purpose, the following terms have the following meanings:

•	“Treasury Yield” means, with respect to any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

•	“Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker appointed by the Trustee after consultation with the Company as having an actual or interpolated maturity comparable to the remaining term of the Notes being redeemed, or such other maturity, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes being redeemed.

•	“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such Redemption Date, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•	“Independent Investment Banker” means any of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

•	“Reference Treasury Dealer” means (i) any of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated, provided, however, that if any of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. or Morgan Stanley & Co. Incorporated or any of their respective affiliates shall cease to be a Primary Treasury Dealer, the Company will appoint another Primary Treasury Dealer as a substitute for such entity and (ii) any other Primary Treasury Dealer selected by the Trustee.

•	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Redemption Date.

      A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and the Company will not be obligated to redeem the Notes.

     A partial redemption of the Notes may be effected on a pro rata basis (and in such manner as complies with applicable legal and stock exchange requirements, if any) or in such method as the Trustee, in the exercise of its reasonable discretion, deems fair and appropriate. The Trustee may provide for the selection for redemption of portions in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

     Unless any Note called for redemption shall not be paid upon surrender thereof for redemption, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption.

     (8) The Company shall not be obligated to redeem or purchase any Notes pursuant to any sinking fund or analogous provisions or at the option of the Holder.

     (9) The Notes shall not be convertible into shares of Common Stock of the Company or exchangeable for any other securities.

     (10) The Trustee shall be the Security Registrar and the Paying Agent.

     (11) The amount of payments of principal of and any premium or interest on the Notes will not be determined with reference to an index.

     (12) The Notes shall be subject to the covenants and definitions set forth in the Indenture.

     (13) The Notes will be issued only in fully registered form and the minimum initial purchase amounts of the Notes shall be $1,000 and any integral multiple of $1,000 in excess thereafter.

     (14) The Notes shall be subject to the Events of Default specified in Section 701, paragraphs (i) through (viii), of the Indenture.

     (15) The portion of the principal amount of the Notes which shall be payable upon declaration of acceleration of maturity thereof shall not be less than the principal amount thereof.

     (16) The Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary, and will be represented by a global security (a “Global Security”) registered in the name of a nominee of the Depositary. So long as the Depositary or its nominee is the registered holder of any Global Security, the

Depositary or its nominee, as the case may be, will be considered the sole Holder of the Notes represented by such Global Security for all purposes under the Indenture and the Notes.

     (17) The defeasance provisions set forth in Article IX of the Indenture shall apply to the Notes.

     (18) The Company may, so long as no Event of Default has occurred, without the consent of the Holders of the Notes, issue additional notes with the same terms as the Notes in accordance with the corporate authority existing at the time of such additional issuance, and such additional notes shall be considered part of the same series under the Indenture as the Notes. The Notes shall have such other terms and provisions as are provided in the Global Security representing the Notes substantially in the form attached as Exhibit A hereto.

     (19) The CUSIP number for the Notes is 91324PAM4.

     B. Establishment of Forms of Securities Pursuant to Section 201 of Indenture.

     It is hereby established pursuant to Section 201 of the Indenture that the Global Security representing the Notes shall be substantially in the form attached as Exhibit A hereto.

     C. Order for the Authentication and Delivery of Securities Pursuant to Section 303 of the Indenture.

     It is hereby ordered pursuant to Section 303 of the Indenture that the Trustee authenticate, in the manner provided by the Indenture, the Notes in the aggregate principal amount of $500,000,000 registered in the name of Cede & Co., which Notes have been heretofore duly executed by the proper officers of the Company and delivered to you as provided in the Indenture, and to deliver said authenticated Notes to or on behalf of The Depository Trust Company on or before 10:30 a.m., Eastern Standard Time, on March 7, 2005.

     D. Other Matters.

     Attached as Exhibit B hereto are true and correct copies of resolutions adopted by the Board of Directors of the Company at a meeting on February 3, 2004; such resolutions have not been further amended, modified or rescinded and remain in full force and effect; and such resolutions (together with this Officers’ Certificate and Company Order) are the only resolutions or other action adopted by the Company’s Board of Directors or any committee thereof or by any officers of the Company relating to the offering and sale of the Notes.

     The undersigned Chief Financial Officer being an Authorized Representative as defined in the resolutions of the Board of Directors of the Company adopted at a meeting on February 3, 2004 certifies that (i) he has approved the terms of the Notes as set forth in this Officers’ Certificate and Company Order, (ii) he has approved and ratified the terms and form of the Underwriting Agreement dated March 2, 2005 and the Pricing Agreement dated March 2, 2005 (the “Pricing Agreement”) among the Company and J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, as representatives of the several

Underwriters named in Schedule I to the Pricing Agreement and (iii) he has approved and ratified the Indenture, all in accordance with the authority of such officer pursuant to such resolutions.

     The undersigned have read the pertinent sections of the Indenture including the related definitions contained therein. The undersigned have examined the resolutions adopted by the Board of Directors of the Company. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to (i) the establishment of the Notes, (ii) the establishment of the forms of the Notes and (iii) the authentication of the Notes, contained in the Indenture have been complied with. In the opinion of the undersigned, such conditions have been complied with.

     Faegre & Benson LLP and David J. Lubben are entitled to rely on this Officers’ Certificate and Company Order in connection with the opinions they are rendering pursuant to Sections 7(b) and 7(c), respectively, of the Underwriting Agreement.

          IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order this 2nd day of March, 2005.

UNITEDHEALTH GROUP INCORPORATED

/s/ Patrick J. Erlandson

Patrick J. Erlandson
Chief Financial Officer

/s/ Rina Lyubkin

Rina Lyubkin
Assistant Secretary